News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Theresa Kelleher
FD / 212-850-5600

Hooper Holmes Names Mark Rosenblum Senior Vice President,

General Counsel and Corporate Secretary

BASKING RIDGE, N.J., JANUARY 27, 2009 -- Hooper Holmes (AMEX:HH) today announced the appointment of Mark C. Rosenblum as Senior Vice President, General Counsel and Corporate Secretary.  He has also been elected an executive officer of Hooper Holmes, Inc.

Mr. Rosenblum has over 23 years of corporate legal experience in commercial litigation and arbitration, including intellectual property, securities, contract, consumer and other class actions, as well as labor, employment, health and environmental laws.  Most recently he served as Vice President - Law at AT&T, where he led groups responsible for federal regulatory and competition issues, including securing approvals of mergers and acquisitions.

“Mark’s breadth of knowledge has made him a valued counselor to chief executives and Board members throughout his career and we are pleased to welcome him to our executive team,” said Roy H. Bubbs, President and CEO of Hooper Holmes.  “His strong legal background and experience in strategic planning will help us to continue to improve our businesses and create additional value for our customers.”

Mr. Rosenblum was an attorney at Sullivan & Cromwell in New York City before joining AT&T in 1984.  He received his Bachelors degree in General Studies from the University of Maryland and his JD from the University of Michigan Law School.  He is a member of the New York State and Washington, D.C. Bars.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more medical exams than any other company and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 17, 2008.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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